UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): February 25, 2015

EARTH SCIENCE TECH, INC.
(Exact name of registrant as specified in charter)

Nevada	45-4267181
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2255 Clades Road, Suite 324A Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (561) 988-8424

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01  Changes in Registrant’s Certifying Accountant.

(a)   On February 25, 2015, the Board of Directors of Earth Science Tech, Inc. (the "Company") received De Joya Griffith LLC’s ("De Joya") resignation as independent auditors for the Company as the latest 10-Q filed by the Company was filed without De Joya Griffith’s review completed and consent.

De Joya's report on the Company's financial statements for the fiscal year ended March 31, 2014 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles except the report indicated conditions which raise substantial doubt about the Company’s ability to continue as a going concern.

There have been no disagreements with De Joya on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of De Joya, would have caused it to make reference to the subject matter of the disagreement in connection with its report.  None of the events described in Item 304(a)(1)(v) of Regulation S-K has occurred with respect to De Joya.

The Company provided to De Joya the disclosure contained in this Form 8-K and requested De Joya to furnish a letter addressed to the Commission stating whether it agrees with the statements made by the Company herein and, if not, stating the respects in which it does not agree.  A letter from De Joya is attached as Exhibit 16.1 to this Form 8-K and incorporated herein by reference.

(b)   On March 02, 2015, the Board of Directors approved the Company's engagement of Liggett, Vogt and Webb P.A., CPA’s as independent auditors for the Company and its subsidiaries.  The Company engaged Liggett, Vogt and Webb P.A., CPA’s on March 02, 2015.

Neither the Company nor anyone on its behalf consulted Liggett, Vogt and Webb P.A., CPA’s regarding (i) the application of accounting principles to a specific completed or contemplated transaction, (ii) the type of audit opinion that might be rendered on the Company's financial statements, or (iii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(2) of Regulation S-K (there being none).

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report:

Exhibit No.	Description of Exhibit
16.1	Letter from De Joya Griffith, LLC dated February 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTH SCIENCE TECH, INC.

By:	/s/ Harvey Katz
Harvey Katz
Chief Executive Officer

Date:   March 04, 2015